EXHIBIT 5.1

                                 April 14, 2000

Komag, Incorporated
1710 Automation Parkway
San Jose, CA  95131

Ladies and Gentlemen:

         We have acted as counsel for Komag, Incorporated (the "Company") which we understand has filed with the Securities and Exchange Commission a registration statement on Form S-3 (the "Registration Statement") that relates to the issuance of certain shares of common stock of the Company (the "Shares") and other securities of the Company. We further understand that the Shares will be issued and sold pursuant to resolutions of the Board of Directors of the Company passed on February 28, 2000 (the "Resolutions").

         We have examined such documents, records and matters of law as we have deemed necessary to the rendering of the following opinion. We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all such documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof.

         Based and relying upon and subject to the foregoing, we are of the opinion that upon receipt of payment in full therefor in accordance with the Resolutions, the Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Wilson Sonsini Goodrich & Rosati